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                                                                    EXHIBIT 11.1

                             MYRIAD GENETICS, INC

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                             YEARS ENDED JUNE 30,

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
                                                1994             1995              1996              1997              1998
                                         ----------------------------------------------------------------------------------------
Net loss                                    ($3,276,775)     ($5,268,383)      ($5,897,473)      ($9,206,280)      ($9,797,035)
                                         ========================================================================================
Weighted average common shares
    outstanding during the year               3,492,620        3,527,714         7,608,548         8,903,918         9,289,481

Weighted average preferred shares, as
 converted to common stock,
 outstanding during the year                    332,019          634,650               ---               ---               ---

Stock options treated in accordance
 with Staff Accounting Bulletin No. 83          264,731          264,731               ---               ---               ---
                                         ----------------------------------------------------------------------------------------
Shares used in computation                    4,021,870        4,427,095         7,608,548         8,903,918         9,289,481
                                         ========================================================================================
Pro forma net loss per share                     ($0.81)          ($1.19)           ($0.78)           ($1.03)           ($1.05)
                                         ========================================================================================
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